Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS PRELIMINARY FIRST QUARTER HIGHLIGHTS INCLUDING RECORD FIRST QUARTER EARNINGS PER SHARE

ANNOUNCES PRESENTATIONS AT TWO INSTITUTIONAL
INVESTOR CONFERENCES

SCHEDULES FIRST QUARTER NEWS RELEASE AND CONFERENCE CALL
FOR MONDAY, DECEMBER 7TH

HOUSTON, TX – November 17, 2009 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced preliminary sales and earnings expectations for the first fiscal quarter ended October 31, 2009. The Company anticipates record first quarter earnings per share, significantly exceeding the $0.14 per diluted share earned in the same period in 2009. Sales should be approximately $49 million for the 2010 first quarter, compared to $52 million in the first quarter last year.

Neal Butler, President and CEO of KMG, commented, “We anticipate EPS for the first quarter of 2010 to be more than two and half times the first quarter results from last fiscal year, setting a new record for our first quarter results. Our two largest businesses, Electronic Chemicals and Wood Treating Chemicals, performed well in the first quarter. In recent months, Electronic Chemicals sales have risen close to pre-recessionary levels. While some of the increase in volume may be seasonal in advance of the Christmas selling season for electronic goods, we welcome the higher demand and view it as a good sign. Our streamlined cost structure and optimized infrastructure for this business enhance the positive impact of higher sales.”

He continued, “Sales in our Wood Treating segment remained strong in the current first quarter, but as expected, sales eased somewhat from the peaks of the fourth quarter of fiscal 2009, and may soften further during the remainder of fiscal 2010. Our first quarter is off-season for our Animal Health business, whose sales are more heavily weighted toward the second half of our fiscal year.”

Mr. Butler concluded, “The measures we implemented in fiscal 2009 to improve supply chain and manufacturing efficiencies and to cut costs are having the desired effect on our profitability thus far in fiscal 2010. With our reduced debt structure, a revolving credit facility that remains untapped and a cash position that continues to build, we are well-positioned to finance our next acquisition, which we expect to consummate in the current fiscal year.”

First Quarter Results & Conference Call
KMG will elaborate further on its first quarter financial results on Monday, December 7, 2009 when it issues a news release prior to the open of the stock market, and in its quarterly conference call, hosted by Neal Butler, and John Sobchak, CFO, at 10:00 a.m. ET. Interested parties may participate in the call by dialing 866-861-6730. Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 37820395).

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

9555 W Sam Houston Parkway South, Suite 600, Houston, Texas 77099
Voice: 713.600.3800 Fax: 713.600.3850 • Web: www.kmgchemicals.com Nasdaq: KMGB

KMG News Release	Page 4

Upcoming Presentations at Investor Conferences
Separately, the Company announced that Messrs. Butler and Sobchak will present at the Ingalls & Snyder LLC Seminar for Specialty Chemical Companies on Tuesday, November 17, 2009 at 9:10 am ET at The Harvard Club in New York City, and at the Oppenheimer Industrials Conference on Wednesday, November 18, 2009 at 2:00 pm ET at the Millennium Broadway Hotel, also in New York City. The presentations will not be webcast; however, the slides used for both presentations will be available today, November 16, 2009, on the “Investor Relations” section of the KMG Chemicals website at www.kmgchemicals.com.

About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

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